NOT VALID UNLESS COUNTERSIGNED BY TRANSFER AGENT
INCORPORATED UNDER THE LAWS OF THE STATE OF NEVADA

CUSIP NO. 292758 30 7

ENERJEX RESOURCES

AUTHORIZED 10% SERIES A CUMULATIVE REDEEMABLE PERPETUAL PREFERRED STOCK: 2,000,000 SHARES
PAR VALUE: $0.001

THIS CERTIFIES THAT

IS THE RECORD HOLDER OF

— Shares of **EnerJex Resources, Inc.** 10% Series A Cumulative Redeemble Perpetual Preferred Stock —

transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

Witness the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.

Dated:

SECRETARY

ENERJEX RESOURCES, INC
CORPORATE
Seal
NEVADA

PRESIDENT

Countersigned:
Standard Registrar & Transfer Company, Inc.
12528 South 1840 East
Draper, Utah 84020

By________________
Authorized Signature